As filed with the U.S. Securities and Exchange Commission on July 1, 2026

Registration No. 333-205395

Registration No. 333-205396

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-205395

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-205396

UNDER
THE SECURITIES ACT OF 1933

 QXO INSULATION, LLC

(as successor in interest to TopBuild Corp.)

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-4173371
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
475 North Williamson Boulevard Daytona Beach, Florida (Address of Principal Executive Offices)	32114 (Zip Code)

TopBuild Corp. 2015 Long Term Stock Incentive Plan

TopBuild Corp. 401(k) Plan

(Full title of the plans)

Christopher Signorello

Secretary

QXO Insulation, LLC

475 North Williamson Boulevard

Daytona Beach, Florida 32114

(386) 304-2200

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Scott A. Barshay

Nickolas Bogdanovich

Stan Richards

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

QXO Insulation, LLC (f/k/a Titanium MergerCo 2, LLC), a Delaware limited liability company (the “Company”), as successor in interest to TopBuild Corp., a Delaware corporation (“TopBuild”), is filing this Post-Effective Amendment related to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which were filed by TopBuild with the Securities and Exchange Commission:

•	Registration No. 333-205395, filed on July 1, 2015, registering 4,000,000 shares of common stock under the TopBuild Corp. 2015 Long Term Stock Incentive Plan.

•	Registration No. 333-205396, filed on July 1, 2015, registering 200,000 shares of common stock under the TopBuild Corp. 401(k) Plan.

Pursuant to the Agreement and Plan of Merger, dated as of April 18, 2026 (the “Merger Agreement”), by and among TopBuild, the Company, QXO, Inc., a Delaware corporation (“QXO”), and Titanium MergerCo, Inc., a Delaware corporation and a wholly owned subsidiary of QXO (“Titanium Merger Sub”), (i) Titanium Merger Sub merged with and into TopBuild (the “Titanium Merger”), with TopBuild surviving the Titanium Merger as a wholly owned subsidiary of QXO and (ii) immediately thereafter, TopBuild merged with and into the Company (the “Forward Merger”), with the Company surviving the Forward Merger as a wholly owned subsidiary of QXO. As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertakings made by the Company in the Registration Statements, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on this 1st day of July, 2026.

QXO INSULATION, LLC
(as successor in interest to TopBuild Corp.)

By:	/s/ Christopher Signorello
Name:	Christopher Signorello
Title:	Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.